KwikClick, Inc. President Provides Corporate Update; Highlights the Kwik Difference and Plans to Penetrate Global E-Commerce MarketsPress Release | 09/20/2022

This corrected release reflects Matt Williams as President of KwikClick, Inc., erroneously listed as the CEO in the original release title. All other content within this release is unchanged.

Bountiful, Utah--(Newsfile Corp. - September 20, 2022) - KwikClick, Inc. (OTC Pink: KWIK) today published a shareholder update from Kwik's President, Mr. Matt Williams. The update discusses sector opportunities, the Kwik.com platform, and how he expects to penetrate a global E-commerce market opportunity. The Presidents shareholder update is included in its entirety below and can be found on its website at kwik.com:

Dear Investors,

Welcome to what is expected to be the first of many corporate communications. At KWIK, we are built on fundamentals that include transparency, professionalism, efficiency, and inclusion. And with those pillars the foundation of our company, we expect that when we become a household name in the consumer shopping and services sectors, we will be difficult, if not impossible, to knock down.

That said, let me say this. It's been a tremendous period of growth for our company over the past 18 months. While our vision has always been an ambitious one, we are thrilled by the receptiveness to our platform by some of the most established e-commerce companies in the world. They see what we already know. Kwik is revolutionizing the way affiliate and influencer marketing works. And that change is good for our clients, influencers, affiliates, advertisers, and any person or entity connected to the online world. In other words, Kwik offers a place for everyone, including companies, to earn money, save money, and benefit from an innovative platform that can send products viral in minutes.

Put another way, we have created and made live a platform whereby everybody and every entity in the sales channel can make money. Clients get an extra benefit; they save money. Potentially millions. That results from a Kwik platform that can provide companies an unlimited number of brand ambassadors, who, through a single Kwik-generated link, can represent their brand to multiple circles of influence in a single click. Then, those circles can share with their spheres of influence, and so on.

Companies using the Kwik platform can potentially save millions in ineffective marketing campaigns with influencers and their affiliate programs by paying only for marketing if a sale occurs, while receiving the necessary data to evaluate an ROI on their affiliate marketing costs and overhead. Kwik can do in a matter of minutes or days what would take a team of high-paid employees to do. Not only that, Kwik provides client companies with an expenditure vision, enabling them to cap commission expenses for any given promotion at any time. Thus, Kwik is doing for them what no other known platform can- provide a real-time ROI calculus that can be managed, even micro-managed, to ensure programs are profitable. That's not only new to our industry, but it's the first to take the blinders off unknown expenses by company marketing teams and the first to make sure promotions remain relevant.

It's, therefore, no surprise that the Kwik platform has been embraced by the most prestigious e-commerce companies in the world. We expect to announce significant developments on that front shortly and expect investors to respond enthusiastically to the potentially transformative relationships we are forming. But here's better news.

Not only are we establishing working partnerships with the most powerful e-commerce companies in the world but in the process are attracting the most aggressive, talented, and motivated influencers as well. But know this. Kwik is designed to allow any person to send a custom link through email, text, or electronic device the opportunity to make money. So, whether influencing as a professional wanting to earn a living or a person happy sharing their great taste as a side hustle, Kwik includes everyone and anyone.

Indeed, 2021 was a period of growth. But 2022 has been a breakthrough year. Our founders have created a platform that takes advantage of technology rather than leaning on it. We are maximizing potential rather than just meeting it. And we are not done enhancing. Our daily mission is to ensure we remain the leader in the affiliate and influencer marketing sector. That work allows us to distance ourselves from a competitive landscape that is what we believe to be, behind the technological times.

Brands with Kwik users are real people who buy and sell real products and offer real reviews. Our Users are verified purchasers, not paid-for, like popular online rating sights. We think that distinction will drive significant attention to our company, as trust in the consumer products sector is an invaluable asset. And because Kwik participants are backing their influence with actual product purchases and reviews, we think we can find our place at the top of the consumer guide and reference list. Remember, long-term success in this business is bred through honest transactions and opinions. Those that provide it will be winners.

That, of course, is the way Kwik has been created. A team of leaders with experience in marketing, brand creation, and platform development have built, and continue to add to, a platform enabling the masses to earn money quickly, easily, and indefinitely. No other platform we know of does the same. Our team is a mix of young and old, in touch with current trends, and technologically and social media savvy, which enhances our ability to implement wise strategic decisions compared to companies being led by an old-school mentality.

Our management changes strengthen our mission. Our founding CEO, Fred. W. Cooper, PhD. has stepped aside but not out. While he remains involved, Kwik is moving forward with an excellent Executive leadership team he put into place that can efficiently drive our company's vision and meet near and long-term objectives by expediting platform integrations, negotiating strategic partnerships, and enhancing services and data mining.

You as shareholders benefit from ambitious officers that are in touch with recent generational shifts in shopping behavior. That element can't be under-appreciated. In this day and age, investors have seen recent college graduates become billionaires and watched them transform start-ups into global behemoths. Not because they had the best product but because they were in touch with the markets they serve. That trend is growing, and young pioneers like Elon Musk, Mark Zuckerberg, Jack Dorsey, and others have created a path that we believe provides the shortest distance between start-up and global success.

We are strong in every area. We have platform depth protected by the filing of more than 30 US and international patents in review, have originality, competitive distinction, an unmatched earnings model, and a team that knows how to deliver. And we are combining those ingredients to make a product for our company and shareholders- extraordinary value. We think it can and will be achieved sooner than later.

Thus, while we are excited about where we are positioned today, it's appropriate to say, "you ain't seen nothin' yet." Over the coming weeks, we expect to announce several agreements that will take our company to the next level, skipping over the interim steps and putting us at the highest levels of industry participation. We expect to announce deals with the biggest names in commerce, ones that can attract influencers and affiliates by the masses, giving each the potential to earn significant income using the most simple one-click process in the industry. And because we manage the entire program for them, we think we will become the go-to platform because of our ease of use, uncapped and indefinite earnings potential, and inclusive nature, enabling anyone to participate.

So, let me end with this- Buckle up! Kwik has much to do and say during the remainder of 2022. And in 2023, we plan to deliver a breakout period of growth that will do more than create shareholder value; it will position us as the leading influencer marketing platform in the world. We are taking steps to get there today, which is why we think we will be the premier platform for tomorrow.

Best wishes, and yours, truly,

Matt Williams
President, KwikClick. Inc.

For more information about KwikClick, Inc., please visit our website at kwik.com.

About KwikClick Inc.

KWIKClick is a social software platform developed to connect sellers with buyers (participants) while merging the benefits of social media marketing with the intense power of individual affiliate marketing typically associated only with network marketing organizations. The free account has the potential to turn all social media activity into a product solicitation on behalf of sellers in an unobtrusive manner. Furthermore, the app allows participants to be compensated for all sales resulting from referring any product or service they wish to promote actively or passively as they correspond socially, through mobile devices, or online. Visit us at kwik.com

Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 28, 2022. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management's best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
KwikClick Marketing:
marketing@kwikclick.com

Investor Relations:
IR@kwikclick.com

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